Exhibit 10.3

VIVMARK RESIDENTIAL
EXECUTIVE RETENTION AWARD AGREEMENT

This Executive Retention Award Agreement (the “Award Agreement”) is made as of August 17, 2026 (the “Grant Date”) between Vivmark Residential, a Maryland real estate investment trust (the “Company”) and [●] (the “Grantee”).

RECITALS

A.
The Company, acting pursuant to authorization from its Board of Trustees and its Compensation Committee (the “Compensation Committee”), hereby grants the Grantee an Executive Retention Award (“Award”) as of the Grant Date and as more fully set forth on Schedule A.

B.
One half (50%) of the Award will vest on August 17, 2029 (the “Vesting Date”), subject to the Grantee’s continued employment through such date (the “Time-Vesting Award”), except as otherwise specified in this Award Agreement. The remaining half (50%) of the Award will vest based on the Company’s achievement of performance goals further described in Section 1 (the “Performance-Vesting Award”) for the period beginning on the Grant Date and ending on the Vesting Date (the “Performance Period”).

C.
Each of the Time-Vesting Award and Performance-Vesting Award may be issued in the form of Restricted Shares and/or Restricted Units, at the Grantee’s election. Restricted Shares are unvested common shares of beneficial interest of the Company. Restricted Units are a special class of interest in ERP Operating Limited Partnership (“ERP”), the Company’s operating partnership. Both Restricted Shares and Restricted Units are subject to vesting and other tax considerations. Each Restricted Unit is convertible, under certain conditions, into one OP Unit, which is a class of partnership interest in ERP that can be exchanged for a common share in the Company. Any Restricted Units issued under the Time-Vesting Award will be known as the Series 2026G Restricted Units and are issued subject to the terms and conditions contained in the Certificate of Designation of Series 2026G Restricted Units of ERP Operating Limited Partnership dated of even date herewith; any Restricted Units issued under the Performance-Vesting Award will be known as the Series 2026H Restricted Units and are issued subject to the terms and conditions contained in the Certificate of Designation of Series 2026H Restricted Units of ERP Operating Limited Partnership dated of even date herewith.

D.
The Award, issued pursuant to the Company’s 2019 Share Incentive Plan (“2019 Share Plan”), references a target number of Restricted Shares and/or Restricted Units. The Grantee previously made an election to have the Award settled after the end of the Performance Period in the form of either Restricted Shares and/or Restricted Units. To the extent that the Grantee elected to receive Restricted Units, the Restricted Units are being issued as of the date hereof at the maximum 200% of the target amount with respect to the Performance-Vesting Award and 100% of the target amount with respect to the Time-Vesting Award, with the ultimate number of Restricted Units subject to the Performance-Vesting Award to be retained by Grantee subject to final determination at the end of the Performance Period as provided in Section 3(b). To the extent that the Grantee elected to receive Restricted Shares, the Restricted Shares are being issued as of the date hereof with respect to the Time-Vesting Award, and with respect to the Performance-Vesting Award, such shares are not being issued as of the date hereof, but the Award will be settled after the end of the Performance Period as provided in Section 3(b).

NOW, THEREFORE, the Company and the Grantee agree as follows:

1.
Performance Metrics

The following “Performance Metrics” will determine the actual number of Restricted Shares and/or Restricted Units the Grantee may earn pursuant to the Performance-Vesting Award at the end of the Performance Period:

a.
Total Synergies: A percentage of 50% of the target Performance-Vesting Award will be earned based on the Company’s total achievement of gross overhead and Net Operating Income (NOI) synergies as follows:

Total Synergies achieved with respect to gross overhead expense and NOI:

Percentage of 50% Earned:

Less than $150 million

0%

$150 million (“threshold”)

50%

$175 million (“target”)

100%

$225 million (“maximum”)

200%

The achievement of this metric shall be determined in the aggregate at the end of the Performance Period.

b.
Operating Margin Improvement Relative to the Company’s Beginning Same Store NOI Margin: A percentage of 25% of the target Performance-Vesting Award will be earned based on the Company’s improvement of its operating margin, relative to its same store NOI as of a beginning date to be determined by the Compensation Committee pursuant to Section 1(e), as follows:

Operating Margin Improvement:

Percentage of 25% Earned:

Less than 50 basis points

0%

50 basis points (“threshold”)

50%

100 basis points (“target”)

100%

200 basis points (“maximum”)

200%

The achievement of this metric shall be adjusted to take into account market rent growth during the Performance Period and determined in the aggregate at the end of the Performance Period.

c.
Development Rights Pipeline: 12.5% of the target Performance-Vesting Award will be earned based on the Company’s Development Rights Pipeline, in terms of Total Capital Cost in the aggregate measured at the end of the Performance Period, as follows:

Development Rights Pipeline:

Percentage of 12.5% Earned:

Less than $5,000,000,000

0%

$5,000,000,000 (“threshold”)

50%

$6,000,000,000 (“target”)

100%

$7,000,000,000 (“maximum”)

200%

d.
Development Starts: 12.5% of the target Performance-Vesting Award will be earned based on the Company’s Development Starts, in terms of cumulative Total Capital Cost in starts over the course of the Performance Period, as follows:

Development Starts:

Percentage of 12.5% Earned:

Less than $4,000,000,000

0%

$4,000,000,000 (“threshold”)

50%

$6,000,000,000 (“target”)

100%

$8,000,000,000 (“maximum”)

200%

e.
No later than December 31, 2026, the Compensation Committee in its sole discretion will establish specific definitions and calculation methods that apply to the foregoing Performance Metrics, and provide notice to Grantee thereof. This Award Agreement shall be deemed to be amended by such determination by the Compensation Committee without further action of any parties hereto.

f.
For results between threshold and target, or between target and maximum, the appropriate percentage of the target Award earned shall be based on interpolation. Performance against each metric is also measured separately from the others. As an example:

Total Synergies (50% of Award)	Operating Margin Improvement (25% of Award)	Development Rights Pipeline (12.5% of Award)	Development Starts (12.5% of Award)
Result = $150 million Equal to the average = 100% of target Pct of 50% earned = 100% 50% x 100% = 50%	Result = 127 basis points 127 basis points = 127% of target Pct of 25% earned = 127% 25% x 127% = 31.75%	Result = $6B $6B = 100% of target Pct of 12.5% earned = 100% 12.5% x 100% = 12.5%	Result = $6B $6B = 100% of target Pct of 12.5% earned = 100% 12.5% x 100% = 12.5%
Final Calculation of Award = 50% + 31.75% + 12.5% + 12.5% = 106.75% of Target

2.
Adjustments

The Compensation Committee shall make equitable adjustments to the Award granted hereunder and/or the Performance Metrics contained herein to take into account any extraordinary, unusual or non-recurring corporate events affecting the Company as described in Section 14 of the 2019 Share Plan (such as spin-offs, stock splits, reverse splits, special dividends, recapitalizations, reclassifications and similar events), so that the total value of the Award shall not be changed by such events. Furthermore, the Compensation Committee shall make equitable adjustments to the Award granted hereunder and/or the Performance Metrics contained herein to take into account any other significant or unforeseen events which occur, so that the total value of the Award shall not be changed by such events. The Compensation Committee has discretion in how the required adjustments are determined as long as they are done equitably.

3.
Vesting and Issuance
a.
Time-Vesting Award. The Company as promptly as practicable following the Vesting Date shall (i) for awarded Restricted Shares, cause the Grantee to retain the Restricted Shares in respect of the Time-Vesting Award, and (ii) for awarded Restricted Units, cause the Grantee to retain the Restricted Units in respect of the Time-Vesting Award.

b.
Performance-Vesting Award. The Compensation Committee as promptly as practicable (but in no event later than 45 days) following the conclusion of the Performance Period shall (i) determine the Company’s performance over the Performance Period as compared against the Performance Metrics described above, (ii) for awarded Restricted Shares, determine and issue to the Grantee the number of resulting Restricted Shares in settlement of the Performance-Vesting Award, (iii) for awarded Restricted Units, determine the actual number of Restricted Units that are retained by the Grantee in respect of the Performance-Vesting Award, and (iv) make any dividend equivalent payments and cash distributions required pursuant to Section 6(a) and/or 6(b). Any Restricted Units the Grantee was awarded that are in excess of the actual resulting number at the end of the Performance Period, as determined by the Compensation Committee, shall be forfeited and become null and void. Fractional shares and units will not be issued, with any securities issued as an Award rounded down to the nearest whole amount.

c.
Notwithstanding the foregoing, if the vesting date occurs within a trading lockout imposed by the Company, the vesting date for grantees subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at the time of vesting will be automatically extended to the first business day after expiration of the lockout.

4.
Change in Control
a.
Time-Vesting Award. If a Change in Control occurs at any time prior to the Vesting Date, the Time-Vesting Award shall remain outstanding and vest on the Vesting Date, subject to Grantee’s continued employment, except as provided in Section 5.

b.
Performance-Vesting Award. If a Change in Control occurs at any time prior to the end of the Performance Period, the Performance-Vesting Award shall be valued at the greater of (i) target level of performance and (ii) actual performance with respect to the Performance Metrics as though the Performance Period had ended on the date of the Change in Control. While the valuation of the Performance-Vesting Award shall be fixed in the event of a Change in Control, the Performance-Vesting Award shall remain outstanding and unvested until the Vesting Date, subject to Grantee’s continued employment, except as provided in Section 5.

c.
Dividend equivalent payments and distributions payable pursuant to Section 6 would be paid at the time of the Change in Control, based on the actual number of Restricted Shares issued and/or Restricted Units retained.

5.
Termination of Employment

a.
Qualifying Termination. In the event of an involuntary termination of Grantee’s employment by the Company without Cause or Grantee’s resignation for Good Reason (each, as defined below), or due to Death or Disability, all in cases prior to the Vesting Date (a “Qualifying Termination”), (i) the Time-Vesting Award shall accelerate and vest in full effective as of the termination date and (ii) the Performance-Vesting Award shall remain outstanding and eligible to vest in full following the completion of the Performance Period based on Company’s performance against the Performance Metrics.

b.
For purposes of this Award Agreement:

(i)
A termination of employment for “Cause” shall be deemed to occur if the Grantee has been convicted of a felony involving fraud or dishonesty or a termination that is evidenced by a resolution adopted in good faith by at least two-thirds of the Board of Trustees that the Grantee: (1) intentionally and continually failed substantially to perform the Grantee’s reasonably assigned duties with the Company (other than a failure resulting from the Grantee’s incapacity due to physical or mental illness or from the Grantee’s assignment of duties that would constitute “Good Reason” as hereinafter defined) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Grantee specifying the manner in which the Grantee has failed substantially to perform or (2) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that no termination of the Grantee’s employment shall be for Cause as set forth in clause (2) above until (x) there shall have been delivered to the Grantee a copy of a written notice setting forth that the Grantee was guilty of the conduct set forth in clause (2) and specifying the particulars thereof in detail and (y) the Grantee shall have been provided an opportunity to be heard in person by the Board of Trustees (with the assistance of the Grantee’s counsel if the Grantee so desires). Neither an act nor a failure to act, on the Grantee’s part shall be considered “intentional” unless the Grantee has acted or failed to act with a lack of good faith and with a lack of reasonable belief that the Grantee’s action or failure to act was in the best interest of the Company. For the avoidance of doubt, no failure to perform by the Grantee after a notice of termination is given by the Grantee shall constitute Cause for purposes of this Award Agreement.

(ii)
“Good Reason” shall mean the occurrence of any of the following without Grantee’s advance written consent: (1) a change in the Grantee’s status, position or responsibilities (including reporting responsibilities) which, in the Grantee’s reasonable judgment, represents a substantial adverse change from the Grantee’s status, position or responsibilities as in effect as of the Grant Date or at any time thereafter; the assignment to the Grantee of any duties or responsibilities which, in the Grantee’s reasonable judgment, are inconsistent with the Grantee’s status, title, position or responsibilities as in effect as of the Grant Date or at any time thereafter; or any removal of the Grantee from or failure to reappoint or reelect the Grantee to any of offices or positions held by the Grantee, except in connection with the termination of Grantee’s employment for Disability, Cause, as a result of the Grantee’s death or by the Grantee other than for Good Reason; (2) a reduction in the Grantee’s base salary or any failure to pay the Grantee any compensation or benefits to which the Grantee is entitled within five days of written notice thereof; (3) the Company’s requiring the Grantee to be based at any place outside a thirty (30)-mile radius from the Grantee’s principal location of business, except for reasonably required travel on the Company’s business which is not materially greater than such travel requirements as of the Grant Date; (4) the failure by the Company to provide the Grantee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities which opportunities will be evaluated in light of the performance requirements therefor) to those provided for under each other employee compensation and benefit plan, program and practice in which the Grantee was participating as of the Grant Date or at any time thereafter; (5) any material breach by the Company of any provision of this Award Agreement or any employment agreement or offer letter between the Company and the Grantee; or (6) any purported termination of the Grantee’s employment for Cause by the Company which does not comply with the terms provided under the definition set forth above. Notwithstanding the foregoing, if the Grantee has waived the right to assert “Good Reason” with respect to the terms of Grantee’s employment with the Company on or around the Grant Date, such waiver shall control with respect to such terms.

c.
If a Grantee’s employment terminates prior to vesting of the Award for any reason other than pursuant to a Qualifying Termination (including, for the avoidance of doubt, Grantee’s retirement), any unvested Awards shall be forfeited, unless the Compensation Committee determines otherwise. For the avoidance of doubt, if a Grantee incurs a Qualifying Termination after the end of the Performance Period but prior to final determination and settlement of the Performance-Vesting Award, the Performance-Vesting Award will be valued and settled in the normal course as provided in Sections 3(b) and 4(b).

6.
Dividend Equivalent Payments/Cash Distributions

a.
With respect to a Performance-Vesting Award granted to the Grantee that will be settled in the form of Restricted Shares after the end of the Performance Period, the Company shall not pay the Grantee any dividends on such Performance-Vesting Award. Once the number of resulting Restricted Shares has been determined by the Compensation Committee after the end of the Performance Period pursuant to Section 3(b), the Company shall make a payment without interest to the Grantee in an amount equal to the amount of any and all dividends that would have been paid on those Restricted Shares had they been outstanding and entitled to dividends during the period from the grant date of the Award to the date of issuance, except to the extent such dividends have already been taken into account in adjustments made to the target number of Restricted Shares as required by Section 2 for purposes of ensuring that the total value of the Award has not changed. This payment will be considered compensation for all purposes, and will be received by the Grantee in its capacity as an employee, and not in such person’s capacity as a shareholder.

b.
With respect to any Restricted Units granted subject to a Performance-Vesting Award, the Company shall cause ERP to pay the Grantee a distribution in the amount of ten percent (10%) of any and all cash distributions (“Partial Distributions”) paid on OP Units during the period from the grant date to the date of final determination of resulting Restricted Units. Partial Distributions are non-forfeitable when paid, whether or not the underlying Restricted Units are eventually retained pursuant to the terms of this Award Agreement. Once the number of resulting Restricted Units has been determined by the Compensation Committee at the end of the Performance Period pursuant to Section 3(b), ERP shall promptly make a payment in cash without interest to the Grantee in the amount of any and all cash distributions that would have been paid on those resulting Restricted Units had they been outstanding and entitled to full distributions during the period from the grant date of the Award to the date of such determination, less any previously paid Partial Distributions, except to the extent any such distributions have already been taken into account in adjustments made to the target number of Restricted Units as required by Section 2 for purposes of ensuring that the total value of the Award has not changed.

c.
From the Grant Date and until and including the Vesting Date, the Grantee shall be entitled to receive all dividend payments and distributions with respect to the Restricted Units and Restricted Shares subject to the Time-Vesting Award, at the same time and in the same form as declared and paid to holders of outstanding Shares generally.

d.
It is the intention of this Award Agreement, subject to the discretion of the Compensation Committee to make equitable adjustments, that the dividend equivalent payments and distributions payable to grantees under Section 6 should normally take into account dividends and distributions that have been or would have been typically and customarily paid on issued Restricted Shares and retained Restricted Units had the determination of the number of Restricted Shares issued and Restricted Units retained hereunder been finalized as of close of business on the Vesting Date.

7.
Notices

Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to the address as set forth in the Company’s records. Either party may hereafter designate a different address for notices to be given to it or him or her.

8.
Titles; Interpretation

Titles and captions are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the 2019 Share Plan or as the context otherwise reasonably indicates. The Compensation Committee shall have the exclusive discretion and authority to conclusively construe and interpret this Award Agreement, and to decide any and all questions of fact, interpretation, definition, computation or administration. The determinations of the Compensation Committee shall be binding on all parties.

9.
Amendment

This Award Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.

10.
Governing Law

The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.

11.
Counterparts

This Award Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by electronic means (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be deemed for all purposes as constituting good and valid execution and delivery of this Award Agreement by such party.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Award Agreement to be executed as of the aforesaid date.

VIVMARK RESIDENTIAL

By:

The foregoing Award Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

GRANTEE

(Signature Page to Executive Retention Award Agreement)

SCHEDULE A

Name of Grantee	[●]
Aggregate grant date value of the Award	$[●]
Restricted Units subject to Time-Vesting Award	[●]
Restricted Shares subject to Time-Vesting Award	[●]
Vesting Date	August 17, 2029
Target number of Restricted Units subject to Performance-Vesting Award

[●]

200% of this target number, or [●] Restricted Units, will be issued to the Grantee, subject to the Compensation Committee’s determination of the Company’s performance results for the Performance Period and the determination of the resulting number of retained Restricted Units.

Target number of Restricted Shares subject to Performance-Vesting Award	[●]
Performance Period	August 17, 2026 to August 17, 2029

(Schedule A to Executive Retention Award Agreement)